Exhibit 4.13

SHARE PURCHASE AGREEMENT

dated as of

December 4, 2023

between

Supersmooth International Inc.

and

Bubblemon Holding Limited

relating to the purchase and sale

of

100.00% of the ordinary shares

of

Bubblemon Venture Limited

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE 2
PURCHASE AND SALE

Section 2.01.	Purchase and Sale	2
Section 2.02.	Closing	2
Section 2.03.	Affiliate Purchase Right	3

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.01.	Corporate Existence and Power	3
Section 3.02.	Corporate Authorization	3
Section 3.03.	Governmental Authorization	3
Section 3.04.	Noncontravention	3
Section 3.05.	Ownership of Shares	3
Section 3.06.	Entire Share Ownership	4
Section 3.07.	Litigation	4
Section 3.08.	Representations	4

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01.	Corporate Existence and Power	4
Section 4.02.	Corporate Authorization	4
Section 4.03.	Governmental Authorization	4
Section 4.04.	Noncontravention	4
Section 4.05.	Litigation	5

ARTICLE 5
COVENANTS OF SELLER

Section 5.01.	Confidentiality	5
Section 5.02.	Notices of Certain Events	5

i

ARTICLE 6
COVENANTS OF BUYER

Section 6.01.	Access	6
Section 6.02.	Notices Of Certain Events	6

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Section 7.01.	Best Efforts; Further Assurances	7
Section 7.02.	Certain Filings	7
Section 7.03.	Public Announcements	7
Section 7.04.	Tax Matters	7

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01.	Conditions to Obligations of Buyer and Seller	8
Section 8.02.	Conditions to Obligation of Buyer	8
Section 8.03.	Conditions to Obligation of Seller	9

ARTICLE 9
SURVIVAL; INDEMNIFICATION; TAXES; PURCHASE PRICE ADJUSTMENT

Section 9.01.	Survival	10
Section 9.02.	Indemnification	10
Section 9.03.	Procedures	10

ARTICLE 10
TERMINATION

Section 10.01.	Grounds for Termination	11
Section 10.02.	Effect of Termination	11

ARTICLE 11
MISCELLANEOUS

Section 11.01.	Notices	11
Section 11.02.	Amendments and Waivers	12
Section 11.03.	Time Is Of The Essence	12
Section 11.04.	Expenses	12
Section 11.05.	Successors and Assigns	12
Section 11.06.	Governing Law	13
Section 11.07.	Dispute Resolution	13
Section 11.08.	Arbitration	13
Section 11.09.	Counterparts; Third Party Beneficiaries	13
Section 11.10.	Entire Agreement	14

ii

Section 11.11.	Captions	14

iii

THE SYMBOL “[ ]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated as of December 4, 2023 between Supersmooth International Inc. (“Buyer”), a company incorporated under the laws of the Cayman Islands, and Bubblemon Holding Limited, a company incorporated under the laws of the Cayman Islands (“Seller”, together with Buyer, the “parties” and each, a “party”).

WHEREAS, the Seller is the record and beneficial owner of 10,000 ordinary share of Bubblemon Venture Limited, par value US$1 per share, a company incorporated under the laws of the Cayman Islands, as of the date hereof (the “Company”); and

WHEREAS, Seller desires to sell to Buyer the Shares, representing all of its record and beneficial ownership of the Company upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.

“Closing Date” means the date of the Closing.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, right of first refusal, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Shares” means 10,000 ordinary shares of the Company, free and clear of any Lien and any other limitation or restriction (including, without limitation, any restriction on the right to vote, receive dividends, transfer, sell, or otherwise dispose of the Shares), representing all of Seller’s direct and indirect ownership interest in the Company.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax, and any liability for any of the foregoing as transferee.

ARTICLE 2

PURCHASE AND SALE

Section 2.01.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing. The purchase price for the Shares (the “Purchase Price”) is US$23,800,000 in cash. The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02.Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place remotely via the electronic exchange of closing documents and signatures, at a time that Buyer and Seller may mutually agree, but in no event later than December 31, 2023, after satisfaction of the conditions set forth in Article 8 (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). At the Closing:

(a)Buyer shall (i) deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount) and (ii) Buyer shall ensure that the Company acknowledges the transfer of the Shares.

(b)Seller shall (i) transfer the Shares to Buyer and Buyer shall accept the Shares from Seller, and Seller shall ensure that the Company acknowledges the transfer of the Shares, and (ii) provide Buyer with a receipt reflecting full payment by Buyer to Seller of the Purchase Price.

Section 2.03.Affiliate Purchase Right. Seller acknowledges and agrees that Buyer may, at its sole discretion, assign its rights and obligations under this Agreement to any of its Affiliates. In the event of such assignment, the Affiliate shall assume all rights, responsibilities, and obligations of Buyer under this Agreement, and the Seller hereby consents to such assignment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.Corporate Existence and Power. Seller is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02.Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

Section 3.03.Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

Section 3.04.Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller.

Section 3.05.Ownership of Shares. Seller is the holder of the Shares, free and clear of any Lien and any other limitation or restriction (including, without limitation, any restriction on the right to vote, receive dividends, transfer, sell, or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

Section 3.06.Entire Share Ownership. The Shares represent the total number of shares and the entire ownership interest in the Company held, directly or indirectly, by Seller.

Section 3.07.Litigation. There is no action, suit, investigation or proceeding (or any basis therefore) pending against, or to the knowledge of Seller, threatened against or affecting, Seller or any of its properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.08.Representations. The representations and warranties of Seller contained in this Agreement are true and correct in all material respects.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03.Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

Section 4.04.Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

Section 4.05.Litigation. There is no action, suit, investigation or proceeding (or any basis therefore) pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF SELLER

Seller agrees that:

Section 5.01.Confidentiality. After the Closing, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company and the Subsidiaries; provided that if Seller, its Affiliates or their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (each a “Disclosing Person”) are compelled to disclose by judicial or administrative process or by other requirements of law any such confidential documents and information, such Disclosing Person shall provide Buyer written notice prior to any such disclosure. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.02.Notices of Certain Events. Seller shall promptly notify Buyer of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.07 or that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.Access. Buyer will cause the Company and each Subsidiary, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer, the Company or any of its Subsidiaries. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary provided to it pursuant to this Section; provided further that if any Disclosing Person is compelled to disclose by judicial or administrative process or by other requirements of law any such confidential documents and information, such Disclosing Person shall provide Buyer written notice prior to any such disclosure.

Section 6.02.Notices Of Certain Events. Buyer shall promptly notify Seller of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02.Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.Public Announcements. The parties agree to consult with each other and mutually agree on the content of any press release or public statement before issuing any such press release or public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release and public statement the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.Tax Matters. (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form, or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)Buyer and Seller further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any Subsidiary or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

(c)Buyer and Seller acknowledge and agree that each party shall be solely responsible for its own tax liabilities arising from this Agreement and the transactions contemplated herein. Each party shall promptly pay, file, and report all applicable taxes, including but not limited to income taxes, sales taxes, and any other taxes, duties, or levies imposed by any governmental authority, whether domestic or foreign, relating to the sale, transfer, or acquisition of the Shares.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01.Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 8.02.Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (iii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality shall be true in all material respects at and as of the Closing Date as if made at and as of such time and (iv) Buyer shall have received a certificate signed by an appropriate officer of Seller to the foregoing effect.

(b)There shall not be instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Shares, including without limitation, any restriction on the right to vote (on all matters), receive dividends, transfer, sell, or otherwise dispose of any Shares acquired or owned by Seller or any of its Affiliates, (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Shares, or (iv) seeking to impede or restrict in any manner whatsoever the Closing contemplated by this Agreement.

(c)There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Shares, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 7.02(b).

(d)Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, if applicable, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e)Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

Section 8.03.Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (i) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (ii) Seller shall have received a certificate signed by an appropriate officer of Buyer to the foregoing effect.

(b)Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

(c)Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

ARTICLE 9

SURVIVAL; INDEMNIFICATION; TAXES; PURCHASE PRICE ADJUSTMENT

Section 9.01.Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the fifth anniversary of the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02.Indemnification. (a) Seller hereby indemnifies Buyer and its Affiliates (including the Company and each Subsidiary) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by Buyer or any Affiliate of Buyer (including the Company or any Subsidiary) arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement.

(b)Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

Section 9.03.Procedures. The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE 10

TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer;

(b)by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 2023; or

(c)by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 10.01(b) or 10.01(c) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 11.04, 11.06, 11.07, and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Address: Unit 856, Floor 8, Tower 2, Admiralty Centre, Admiralty, Hong Kong SAR, People’s Republic of China

Attn: Chao Lu；Sam Tsang

Email: [ ]

if to Seller, to:

Address: Floor 25, Pearl International Financial Center, 9, Jian 'an First Road, Financial Street, Third District, Bao 'an District, Shenzhen, Guangdong, People’s Republic of China

Attn: RELX International Email: [ ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Time Is Of The Essence. It is understood and agreed that time is of the essence in this Agreement.

Section 11.04. Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong.

Section 11.07. Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (“Dispute”) which arises between the parties shall first be negotiated between appropriate senior executives of each party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) calendar days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be conducted on a without prejudice basis, treated as confidential information, shall be exempt from discovery or production, and shall not be admissible in any subsequent proceeding between the parties.

Section 11.08. Arbitration. If the representatives of the parties are unable to resolve the Dispute within 120 calendar days from the Dispute Resolution Commencement Date, the exclusive means of pursuing final resolution of the Dispute is for any party to commence an arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the notice of arbitration is submitted. There shall be three (3) arbitrators selected pursuant to the HKIAC Rules. The presiding arbitrator shall be qualified to practice law in New York. The place and seat of arbitration shall be Hong Kong. The law of this arbitration clause shall be Hong Kong law. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Nothing contained herein shall preclude any Party from seeking provisional, interim or conservatory measures (including injunctive relief) from any court of competent jurisdiction.

Section 11.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.10. Entire Agreement. This Agreement and the Termination Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Bubblemon Holding Limited

By:	/s/ Bing Du
	Name:	Bing Du
	Title:	Director

Supersmooth International Inc.

By:	/s/Ying (Kate) Wang
	Name:	Ying (Kate) Wang
	Title:	Director